UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2009

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 29, 2009, New York Community Bancorp, Inc. (the “Company”) announced that it had commenced an offer to exchange shares of its common stock for any and all outstanding units of its Bifurcated Option Note Unit SecuritiESSM (the “BONUSESSM units”). For each BONUSESSM unit tendered and accepted in accordance with the terms of the exchange offer, the Company will issue a number of its common shares that will be fixed according to an exchange ratio which will be determined at 4:30 p.m. New York City time on the second trading day immediately preceding the expiration date of the offer. The offer is currently expected to expire on Tuesday, August 25, 2009, and the exchange ratio would then be fixed at 4:30 p.m. New York City time, on August 21, 2009. For each BONUSESSM unit tendered and accepted (and not subsequently withdrawn), the Company will issue (i) 2.4953 shares plus (ii) $10.00 divided by the daily volume-weighted average price of its common shares during the five consecutive trading days ending on August 21, 2009.

The exchange offer will expire at 11:59 p.m. New York City time on Tuesday, August 25, 2009, unless extended or earlier terminated by the Company, in which case the dates noted in the preceding paragraph would change. Securities that are tendered may be withdrawn at any time prior to the expiration date. To receive the consideration in the exchange offer, holders must validly tender and not withdraw their securities prior to the expiration date. The Company will deliver the consideration promptly after the expiration date.

The complete terms and conditions of the exchange offer are set forth in the Offer to Exchange and Letter of Transmittal that are being sent to holders of the BONUSESSM units and which are included as exhibits to the Company’s Schedule TO filed with the Securities and Exchange Commission on July 29, 2009. A copy of the press release announcing the exchange offer is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated July 29, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2009	NEW YORK COMMUNITY BANCORP, INC.

	By:	/s/ Ilene A. Angarola
Ilene A. Angarola
Executive Vice President and Director, Investor Relations